UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2014

SPARTON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 N. Martingale Road
Suite 2050
Schaumburg, Illinois	60173-2213
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 772-7866

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2014, Sparton Corporation, an Ohio corporation (the “Company”), entered into an Amended and Restated Credit and Guaranty Agreement dated as of September 11, 2014 (the “New Credit Facility”), among the Company and the Sparton Subsidiaries, BMO Harris Bank N.A., US Bank National Association, Bank of America, N.A., Suntrust Bank and Fifth Third Bank, Associated Bank, N.A., Keybank National Association, Wintrust Bank, and the financial institutions from time to time party thereto (the “Lenders”) and BMO Harris Bank, N.A., as agent for the Lenders (in such capacity, the “Administrative Agent”). The “Sparton Subsidiaries” include the following wholly-owned subsidiaries of the Company, Spartronics, Inc., Sparton Technology, Inc., Sparton DeLeon Springs, LLC, Sparton Medical Systems, Inc., Sparton Medical Systems Colorado, LLC, Sparton BP Medical Denver, LLC, Sparton Onyx Holdings, LLC, Sparton Onyx, LLC, Resonant Power Technology, Inc., Sparton Aubrey Group, Inc., Sparton Brooksville, LLC, Sparton Aydin, LLC, Sparton Beckwood, LLC, Beckwood Services, Inc., Sparton eMT, LLC and Sparton Irvine, LLC.

The New Credit Facility replaces the Company’s existing Credit Facility by providing an up to $200 million revolving line-of-credit to fund future acquisitions and to support the Company’s working capital needs and other general corporate purposes. The Company has the right to request an increase of the New Credit Facility in an amount of up to $100 million.

The New Credit Facility is secured by substantially all assets of both the Company and of all of the Sparton Subsidiaries (the “Collateral”).

The New Credit Facility has a term of 5 years and expires on September 11, 2019. At the Company’s option, each loan under the New Credit Facility will bear interest at either the Base Rate or the LIBOR based rate, plus an applicable margin based on a pricing grid. The initial applicable margin is equal to .25% for a Base Rate loan and 1.25% for a LIBOR based loan and commencing with the quarter ending on September 30, 2014 will be adjusted based on the Company’s total funded debt to EBITDA ratio.

The Base Rate is a fluctuating rate per annum equal to the highest of the Administrative Agent’s publicly announced prime commercial rate, the Federal Funds rate plus 1/2 of 1%, and the reserve adjusted one-month LIBOR plus 1%. The LIBOR based rate is the reserve adjusted LIBOR fixed for interest periods of one, two, three or six months, as selected by the Company. The Company is also required to pay a facility fee on the unused commitment. The initial facility fee is set at .25%, and commencing with the quarter ending on September 30, 2014 will be adjusted based on the Company’s total funded debt to EBITDA ratio.

The New Credit Facility includes representations, covenants and events of default that are customary for financing transactions of this nature. The financial covenants contained in the New Credit Facility include a total funded debt to EBITDA ratio of not less than 3.00 to 1.00 (provided that if at the end of any fiscal quarter the ratio is greater, and the Company has entered into a permitted acquisition in the quarter in excess of $20 million, the ratio may be up to 3.50 to 1.00) and a fixed charge coverage ratio as of the last day of each fiscal quarter of not less than 1.50 to 1.00. A violation of any of these provisions could result in a default under the New Credit Facility, which would permit the Lenders to restrict the Borrowers’ ability to borrow under the New Credit Facility, cause all of the Borrowers’ outstanding obligations to the Lenders to become immediately due and payable, and foreclose on the Collateral. Also, if the Borrowers do not pay the principal or interest on their outstanding obligations to the Lenders, or if any other event of default occurs, such obligations would bear interest at an increased rate.

Other than its treasury relationship with the Administrative Agent in connection with the New Credit Facility, and that an affiliate of Suntrust Bank acts as the administrator of the Company’s 401(k) plan, the Company and its affiliates have no other material relationships with the Administrative Agent or any of the other Lenders.

The foregoing is a summary of the material terms and conditions of the New Credit Facility and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the New Credit Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the New Credit Facility under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Credit and Guaranty Agreement entered into between the Lenders, the Company and the Sparton Subsidiaries dated September 11, 2014

Exhibit 99.1	Press Release dated September 16, 2014 issued by Sparton Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION

Dated: September 16, 2014	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief Executive Officer

Index to Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Amended and Restated Credit and Guaranty Agreement entered into between the Lenders, the Company and the Sparton Subsidiaries dated September 11, 2014

Exhibit 99.1	Press Release dated September 16, 2014 issued by Sparton Corporation